Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG INCREASES OWNERSHIP IN ICG COMMERCE

WAYNE, PA — (May 6, 2010) — Internet Capital Group, Inc. (Nasdaq: ICGE) (“ICG”) today announced that it has acquired an additional 12% of ICG Commerce from a minority stockholder for approximately $35.3 million in cash, increasing its ownership in ICG Commerce to approximately 76%. ICG intends, as soon as practicable, to offer to buy the remaining approximately 5% of ICG Commerce that is held by non-management stockholders at prices based on the same valuation.

Consistent with our strategy, this transaction provides ICG with a larger ownership stake in a strong, cash flow-generating company with a significant cash balance. It also more closely aligns ICG and ICG Commerce to focus on long-term value creation and provides ICG Commerce with greater flexibility to pursue potential acquisitions and other growth drivers.

“ICG has been actively collaborating with ICG Commerce for more than 11 years. Together we identified the potential of the procurement outsourcing industry and have continuously strengthened the company’s business model,” said Walter Buckley, ICG’s Chief Executive Officer. “Today, ICG Commerce is a leading platform company in a market that is seeing robust growth. We are proud and excited to own a larger stake in this company that has an undeniable value proposition, an impressive customer base and an exceptional management team led by Carl Guarino. We view this transaction as an important milestone in executing against our strategy and building significant value for ICG and its stockholders.”

Carl Guarino, ICG Commerce’s Chief Executive Officer, said, “We have had a long and successful relationship with ICG, and its increased ownership in ICG Commerce is an affirmation of our company’s long-term growth potential. This transaction provides ICG Commerce with an even stronger foundation, which is now better aligned to support our continued success and value creation. We look forward to working closely with ICG’s management as we continue to strengthen our market leadership and capitalize on our potential in the procurement outsourcing industry.”

About ICG Commerce

ICG Commerce, the procurement outsourcing specialist, is driving a fundamental change in the way today’s businesses achieve financial agility and fund growth. ICG Commerce is the only procurement outsourcing specialist with superior market intelligence integrated into an operational approach, resulting in hundreds of millions of dollars in realized savings. ICG Commerce is a privately held company and member of ICG’s network of partner companies.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS/tech-enabled BPO and Internet marketing sectors. These partner companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS/tech-enabled BPO and Internet marketing sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our partner companies’ customers, our partner companies’ ability to compete successfully against their respective competitors, our partner companies’ ability to timely and effectively respond to technological developments, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, our ability to retain key personnel, and other risks and uncertainties detailed in ICG’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.